Exhibit 99.1


                    Sono-Tek Holds Annual Shareholder Meeting
                       Significant Revenue Increase Noted

(August 18, 2005-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) held its annual shareholders meeting today in Milton, New York. During the meeting, Dr. Christopher L. Coccio, President and CEO, described Sono-Tek's continued success in the medical device coating field and the glass coating industry. The combined impact of these new markets, coupled with continuing growth in the electronics industry, has resulted in a year over year growth rate of 65%. He also described some of the newer applications in the semiconductor, textiles, and glass industries, which are complementing existing applications. The Company has added both sales and technical staff to support this growth. He also noted that the Company has substantially increased its geographical presence in overseas growth markets, a major focus for the present year. Dr. Harvey Berger, Chief Technology Officer, indicated that the technical team is working on the development of a new nozzle design, capable of very small droplets for applications in the medical and nanotechnology field. He noted that a patent application is underway.

Mr. Stephen Harshbarger, VP of Sales and Marketing, explained that the Company is experiencing over 20% more sales in the current fiscal year. Dr. Coccio, cited "a strong performance by all aspects of the organization in the past year, in managing the significant increase in volume we have experienced". He also indicated that he hopes the new technologies and overseas efforts will add to the current growth in future quarters, as Sono-Tek becomes better known in these markets.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.